Exhibit 10.4

Jumia UG (haftungsbeschränkt) & Co. KG

Option Program 2016

– General Terms –

Section 1

Preamble

1.1

Jumia UG (haftungsbeschränkt) & Co. KG with registered office in Berlin, registered with the commercial register of the local court of Charlottenburg under HRA 47009 B is a limited partnership (Kommanditgesellschaft) incorporated under the laws of Germany (“Partnership”). The reciprocal rights and duties of the partners of the Partnership are governed by a limited partnership agreement dated 30 December 2016 (“Limited Partnership Agreement”). The overall Partnership’s capital booked on the Capital Accounts I (as defined in the Limited Partnership Agreement) amounts to EUR 132,631.00.

1.2

The Capital Account I of each limited partner of the Partnership reflects the capital participation of such limited partner in the Partnership. Each limited partner’s interest (Kommanditbeteiligung) and the related capital participation in the Partnership shall herein be referred to as the “Capital Participation”.

1.3

Africa Internet Holding GmbH, registered with the commercial register of the local court of Charlottenburg under HRB 142937 B (“Holding”) is a limited partner of the Partnership. The line of business of Holding and the Partnership is the development, marketing and provision of internet services – through subsidiaries – in Africa and the provision of logistic services, digital services and all other services relating to the aforementioned business. According to the Limited Partnership Agreement, Holding acts in respect of all business activities described in the first sentence through the Partnership.

1.4

The following terms and conditions form basis of the option program 2016 (“Option Program 2016”) to be implemented by the Partnership for the benefit of certain employees, managing directors and supporters (jointly the “Eligible Recipients”) of Holding, the Partnership or its direct or indirect subsidiaries (Holding, the Partnership and its direct and indirect subsidiaries the “Relevant Enterprises”, each a “Relevant Enterprise”) who shall be entitled upon satisfaction of the prerequisites set forth below to receive a Capital Participation relating to an amount of EUR 0.01 to be booked on the respective Capital Account I (as defined in the Limited Partnership Agreement) subject to certain conditions as detailed below (“Call Option”).

1.5

The purpose of the Option Program 2016 is to provide an incentive to deserved Eligible Recipients in order to reward their future contribution to the Relevant Enterprises, strengthen their commitment to the Partnership, and to attract and retain competent and dedicated individuals whose efforts will result in the long-term growth and profitability of the Relevant Enterprises and further to align their interests with the interests of Holding and its shareholders.

Section 2

Capital Participations subject to the Option Program 2016

2.1

The aggregate amount of the Capital Participations which may be issued pursuant to Call Options under the Option Program 2016 corresponds to the amount of Capital Participations which Holding has in writing committed to issue.

2.2

To the extent that a Call Option expires or lapses for any reason or is settled in cash and not by the issuance of a Capital Participation, then any Capital Participation underlying such expired, lapsed or otherwise settled Call Option shall again be available for the grant of a Call Option pursuant to the Option Program 2016.

Section 3

Beneficiaries

The Option Program 2016 shall be applicable in principle to all current and future Eligible Recipients. Each Eligible Recipient to whom a Call Option is granted shall hereinafter be referred to as “Beneficiary”. The Call Option shall not be considered as part of the regular contractual remuneration of the Beneficiary but instead as an independent and unsolicited additional benefit.

Section 4

Granting

4.1

The Call Option shall be allotted by the general partner of the Partnership by way of a written certificate (“Certificate”), in particular stating (i) the overall amount of the Capital Participation the Beneficiary is entitled to acquire under the Call Option (“Call Option Capital Participation”), split into the “Privileged Call Option Tranche” and the “Ordinary Call Option Tranche”, (ii) the Relevant Enterprise the Beneficiary is currently servicing, supporting or employed at (“Supported Enterprise”), (iii) the terms of the vesting (as set forth in Section 5), in particular the split between the Privileged Call Option Tranche and the Ordinary Call Option Tranche and the split between the Ordinary Call Option Tranches, (iv) the price to be paid by the Beneficiary for the Call Option Capital Participation (the “Exercise Price”), (v) the Effective Date (as defined below) and (vi) the Base Value (as defined below). The Exercise Price shall be adjusted in the same proportion as the valuation of the Partnership has increased or decreased at the time of the exercise of the Call Option Tranche compared to the valuation of the Partnership at the time of the grant of the Call Option Tranche (the “Base Value”). A sample Certificate is enclosed as Annex 4.1 hereto.

4.2	The Call Option shall accrue from the date stipulated in the Certificate (the “Effective Date”) in accordance with the vesting schemes pursuant to Section 5 and the Certificate.

4.3	The Call Option remains unaffected by an increase of the overall Capital Participation in the Partnership.

Section 5

Vesting

5.1

The Privileged Call Option Tranche and the Ordinary Call Option Tranche (jointly the “Call Option Tranches”) shall be granted pursuant to the vesting schemes as set forth in this Section 5 and the Certificate and provided that no Good Leaver Case and no Bad Leaver Case (each as defined below) has occurred until such point in time as follows:

5.1.1	The Privileged Call Option Tranche shall be granted in the full amount as of the Effective Date.

5.1.2	The Ordinary Call Option Tranche shall split in:

(i)	the “Ordinary Call Option Tranche I” which shall have a cliff period of 18 months, beginning from the Effective Date and after the expiry of the cliff shall be granted in the full amount;

(ii)	the “Ordinary Call Option Tranche II” which shall be granted:

(a)	in respect of a certain percentage of the Ordinary Call Option Tranche II, once the Supported Enterprise reaches Profitability (as defined below) and

(b)	in respect of the remaining Ordinary Call Option Tranche II once Holding reaches Profitability (as defined below).

For the avoidance of doubt, if Holding is named as Supported Enterprise in the Certificate (in particular due to the fact that the Beneficiary supports more than one Relevant Enterprise), 100% of the Ordinary Call Option Tranche II shall be granted once Holding reaches Profitability (as defined below).

“Profitability” shall mean two (2) consecutive quarters with EBITDA > 0 measured on the basis of the IFRS accounts reviewed by the Holding’s auditors. Profitability of Holding shall be determined on the basis of the IFRS consolidated accounts.

Regardless of whether the requirements for the granting of the Ordinary Call Option Tranche II pursuant to Section 5.1.2(ii) have been met, it shall be granted in any case concurrently with the Ordinary Call Option Tranche III (accelerated vesting).

(iii)	the “Ordinary Call Option Tranche III” which shall be granted upon the expiry of 12 months after the occurrence of an Exit (as defined below).

The split between Ordinary Call Option Tranche and Privileged Call Option Tranche as well as the percentages of the respective Ordinary Call Option Tranche shall be determined by the general partner of the Partnership, subject to the approval of Holding, in the respective Certificate.

5.2

“Exit” shall mean (i) the sale of more than 50% of shares in Holding in one single transaction or several closely related transactions carried out in close time proximity by one purchaser and/or a consortium of purchasers (with the exception of a respective sale or transfer to a shareholder of Holding or a company affiliated to a shareholder of Holding within the meaning of sec. 15 et seqq. German Stock Corporation Act (AktG), to other Beneficiaries, to a company affiliated to Holding or the Partnership within the meaning of sec. 15 et seqq. German Stock Corporation Act (AktG) or a pure internal group restructuring of Holding and its affiliates provided that more than 50% of the shareholders prior to the restructuring will remain partners/shareholders in any target structure), (ii) the sale of all or substantially all (at least 75% with respect to fair market value) of the assets of Holding except if the buyer is controlled by shareholders in Holding or (iii) an initial public offering of Holding (following a change of its legal form) (“IPO”).

5.3

For any period in which the Beneficiary does not actively work for a Relevant Enterprise and the Relevant Enterprise does not owe the full remuneration in accordance with the respective employment or service agreement (e.g. due to longer illness, unpaid release from work), the periods specified in Section 5.1 are extended accordingly.

5.4

Call Option Tranches which have not yet been granted pursuant to Section 5.1 shall expire without compensation in the event of a Good Leaver Case. “Good Leaver Case” in the meaning of this Option Program 2016 is any of the following events:

5.4.1

The employment or service agreement of the Beneficiary is validly terminated by the respective Relevant Enterprise without good cause as defined in Section 626 para. (1) German Civil Code (BGB) (the time at which termination is announced is decisive);

5.4.2

The employment or service agreement of the Beneficiary is validly terminated by the Beneficiary with or without good cause as defined in Section 626 para. (1) German Civil Code (BGB) (the time at which the termination is announced is decisive); or

5.4.3

The Beneficiary’s work for the respective Relevant Enterprise is terminated in any other way (including due to death and/or incapacity to work) without entering into a new employment or service contract with a Relevant Enterprise.

For the avoidance of doubt, Call Option Tranches which have already been granted pursuant to Section 5.1 shall remain unaffected and can be exercised pursuant to Section 6.1 below.

5.5

In addition, all Call Option Tranches expire without compensation, regardless of whether these have already been granted or not, in the event of a Bad Leaver Case. “Bad Leaver Case” in the meaning of this Option Program 2016 is any of the following events:

5.5.1

Termination of an employment or service agreement for good cause as defined in Section 626 para. (1) German Civil Code (BGB) for which the Beneficiary is responsible (in particular in case of fraud or unethical behavior of the Beneficiary);

5.5.2

In the case of the sale of the entire or essentially the entire assets of the Partnership, if the Beneficiary (i) refuses to conclude an employment or service agreement with the acquiring company (“Acquiring Company”) with at least the same conditions as previously agreed with the Partnership and for a period of at least one (1) year following such sale, (ii) terminates the employment or service agreement prior to the expiry of one (1) year or (iii) does not extend it for such period, without good cause (wichtiger Grund) for which the Acquiring Company is responsible;

5.5.3

The Beneficiary culpably breaches material obligations under this Option Program 2016 or the employment or service agreement despite having received a warning or having been given an additional deadline within which to remedy such breach.

5.5.4

Breach of the prohibition of competition (including the termination of an employment or service agreement in order to work for a competitor of the Relevant Enterprise within one year after the termination);

5.5.5	Commission or participation in the commission of a criminal offence;

5.5.6	Insolvency proceedings are opened over the assets of the Beneficiary or the opening of such proceedings is refused due to a lack of assets; and

5.5.7

Compulsory enforcement measures are initiated by creditors of the Beneficiary with respect to the legal interests of the Beneficiary under or in connection with this Option Program 2016 and are not set aside within one month.

Section 6

Call Option Exercise

6.1

Subject to Section 7.3 below, each Call Option Tranche can be exercised (fully or partially) upon the occurrence of an Exit (“Exercisable Call Option Tranches”) but not before the grant pursuant to Section 4 and Section 5 above.

6.2

The Exercisable Call Option Tranches shall be exercised by the Beneficiary by written declaration to the Partnership. The Exercisable Call Option Tranches are to be exercised within one (1) week after the Partnership has informed the Beneficiary in writing about any (imminent) Exit including the material conditions of such or the Beneficiary has otherwise obtained knowledge of such Exit (“Exit Exercise Period”). Should an Exit not take place, despite an imminent Exit being announced by the Partnership, Exercisable Call Option Tranches are deemed not to have been exercised; in such case, the Exercisable Call Option Tranches continue to exist and all benefits already received by the Beneficiary due to the exercise of the Exercisable Call Option Tranches shall be returned by the Beneficiary in a way to be determined mutually between the Beneficiary and the Partnership.

6.3

Regardless of whether the Call Option has become exercisable pursuant to Section 6.1 above, upon the request of the Partnership, which the Partnership may declare to the Beneficiary in case of an imminent Exit, or at any time during a period of six (6) months from the occurrence of a Good Leaver Case, the Beneficiary is obliged to exercise within two (2) weeks (“Exercise Period”) all Call Option Tranches which have not yet expired or lapsed. If the Beneficiary does not exercise the respective Call Option Tranches within the Exercise Period, all Call Option Tranches shall expire without replacement one (1) week after a written warning of the Partnership.

6.4

If and to the extent that the Beneficiary has exercised the Exercisable Call Option Tranches effectively and in due time, the Partnership shall procure that its partners (i) adopt a partners’ resolution in order to grant the Beneficiary the respective Call Option Capital Participation (“Option Capital Increase”) and (ii) carry out all actions and submit all declarations necessary for the implementation of the Option Capital Increase. In case of an Exit, the Partnership shall use its best effort to ensure that the Beneficiary has the opportunity to contribute its acquired Call Option Capital Participation to Holding against issuance of new shares in Holding (“Call Option Shares”).

6.5

The right to receive the Call Option Capital Participation can (upon election of the Partnership) also be satisfied by (i) the sale and assignment of an appropriate amount of the Capital Participation of a limited partner nominated by the Partnership to the Beneficiary against payment of the Exercise Price (as adjusted pursuant to Section 4.1) (“Option Purchase”) or (ii) the payment of a cash settlement in the amount of the hypothetical net proceeds attributable to the Call Option Shares upon an Exit (“Cash Settlement”) (fulfillment in lieu of performance; Leistung an Erfüllungs statt).

6.5.1	In case of an Option Purchase, the liability of the respective seller is restricted only to the ownership of the transferred Capital Participation.

6.5.2

The amount of the Cash Settlement shall be determined as follows: (i) prior to an IPO on the basis of the last documented valuation of Holding (e.g. in the course of a capital increase or a share transfer)

or, in case the last documented valuation of Holding is older than six (6) months, on the basis of a valuation report from a neutral expert mandated by Holding and (ii) after an IPO on the basis of the average closing price, weighted by trade volume, of the shares of Holding at the respective German stock exchange at which the shares of Holding are listed for trade in a regulated market (in case of the Frankfurt Stock Exchange the respective closing price of the XETRA-Trade is decisive) determined for the 30 trading days prior to the occurrence of the request to redeem from Holding. In case that within 90 days after the request to redeem from Holding (i) an Exit or (ii) an IPO has taken place on the basis of a higher valuation of Holding than the one which was the basis for the determination of the market value of the Call Option or the claim for delivery of the shares for purposes of the Cash Settlement, Holding shall put the Beneficiary in such a position as if the Cash Settlement had been granted to the Beneficiary on the basis of such higher valuation of Holding.

6.6

If the Beneficiary has exercised the Exercisable Call Option Tranches in due time and effectively, he is obliged to submit without undue delay all declarations and to take all measures in order to implement the Option Capital Increase or the Option Purchase. This includes the conclusion of purchase and assignment agreements, partnership agreements and the payment of the Exercise Price (as adjusted pursuant to Section 4.1) and the Advance Tax Payment (as defined below). The Partnership can also request that the Beneficiary provides evidence that he has the required funds at his disposal for the payment of the Exercise Price (as adjusted pursuant to Section 4.1) and the Advance Tax Payment (as defined below). If the Beneficiary does not meet these obligations, despite being given an additional deadline to do so, the Exercisable Call Option Tranches shall expire without compensation. Should the Beneficiary evidently not be in a position to fund the Advance Tax Payment (as defined below) and/or the Exercise Price (as adjusted pursuant to Section 4.1), the Beneficiary and the Partnership shall cooperate in good faith to find an appropriate solution (e.g. in the form of a pre-financing or purchase of option rights).

Section 7

Partnership Agreement, Cooperation in the Course of an Exit / Reorganisation

7.1

Prior to the Option Capital Increase or the Option Purchase the Beneficiary shall (i) grant an irrevocable general power of attorney (unwiderrufliche Vollmacht) for applications for entry to the commercial register of the Partnership to the general partner of the Partnership (surviving such Beneficiary’s death), certified (beglaubigt) by a German notary public substantially in the form as set forth in Annex 7.1, and (ii) accede to the then applicable partnership agreement of the Partnership. The Beneficiary shall accede to such agreement as a limited partner and not as a party benefitting from special investor or founders rights and shall in particular assume all obligations incumbent on him as such a party under such an agreement. Prior to the subscription of Call Option Shares the Beneficiary shall accede to the then applicable shareholders’ agreement relating to Holding.

7.2

If the shareholders of Holding agree to effect an IPO, the Beneficiary undertakes to take all actions and measures necessary or useful for the conduct of an IPO, including, but without limitation, to agree to any transformation or restructuring of Holding.

7.3

The Beneficiary shall not be entitled, if requested by the Partnership, Holding and/or the underwriters of the IPO, to exercise the Exercisable Call Option Tranches or sell or otherwise transfer or dispose of the Call Option Shares actually acquired for such period, not to exceed three hundred sixty five (365) calendar days following the effective date of the relevant registration statement filed in connection with the IPO. The Beneficiary shall be obliged to sign any further lock-up agreements necessary or useful to consummate the IPO.

7.4

The Partnership may also make the Option Capital Increase or the execution of an Option Purchase dependent on the Beneficiary’s binding declaration with respect to the Call Option Shares, that he (i) sells all of his acquired Call Option Shares subject to the (proportionally) same conditions as the other shareholders in the context of an Exit if and insofar as the majority of shareholders requests this, (ii) will cooperate in a sale of substantially all of the assets of Holding, (iii) subjects himself or herself to appropriate lock-up periods in the context of an IPO and (iv) will cooperate with regard to all measures which at the reasonable discretion of Holding are necessary or expedient for the implementation of an Exit (i.e. continuance of services or employment, granting customary management representations and warranties etc.).

7.5

In case of a restructuring of Holding and/or the Partnership, the Beneficiary undertakes to take all actions and measures necessary or useful for the restructuring, including to vote in favor of a conversion of their Call Option into a comparable option it the new company, provided such new option does not have adverse effects on the Beneficiary.

Section 8

Virtual Dividends

8.1

If the Partnership intends to distribute any dividends to the partners of the Partnership, the Beneficiary shall be entitled to receive from the Partnership a cash payment in the amount as calculated below (“Virtual Dividends”):

VD = Virtual Dividends

VC = Amount of Call Option Capital Participation of the respective individual Beneficiary relating to the Call Option Tranches which have been actually granted pursuant to Section 4 and Section 5 above, but not yet exercised (“Granted Call Option Tranches”).

AC = Total amount of Call Option Capital Participation of all Beneficiaries relating to all Granted Call Option Tranches.

D = Aggregate amount of dividends to be distributed by the Partnership.

SC = Overall Capital Participations of the Partnership at such point in time at which the dividends shall be distributed by the Partnership.

EP = Exercise Price (as adjusted pursuant to Section 4.1) relating to the Granted Call Option Tranches

8.2	The Virtual Dividends shall be paid to the Beneficiary at the same time at which the dividends are distributed to the partners of the Partnership.

8.3

In case of an Option Capital Increase after a distribution of Virtual Dividends, the Beneficiary shall not be obliged to pay the Exercise Price (as adjusted pursuant to Section 4.1) for such amount of the Call Option Capital Participation relating to Call Option Tranches granted at such point in time the Virtual Dividends have been paid.

Section 9

Bad Leaver Call Option

9.1

Subject to the condition precedent that a Bad Leaver Case (“Condition Precedent”) occurs, the Partnership shall be entitled vis-à-vis the Beneficiary to exercise a call option (“Bad Leaver Call Option”) pursuant to the conditions set out below.

9.2

Subject to the Condition Precedent the Beneficiary (i) hereby irrevocably offers to resell and transfer the overall Call Option Capital Participation actually acquired by the Beneficiary by exercising the Exercisable Call Option Tranches (such Capital Participation hereinafter referred to as the “Bad Leaver Call Option Capital Participation”), provided the Beneficiary still holds these at the time the Bad Leaver Case occurs (such offer “Bad Leaver Call Option Offer”) and (ii) undertakes to pay back any Virtual Dividends the Beneficiary has received from the Partnership.

9.3

The Partnership may exercise the Bad Leaver Call Option within eight (8) weeks of obtaining knowledge of the occurrence of a Bad Leaver Case (“Bad Leaver Call Option Period”) (i) with respect to the Bad

Leaver Call Option Capital Participation by accepting the Bad Leaver Call Option Offer from the Beneficiary by means of a written declaration (“Acceptance”) and (ii) with respect to the Virtual Dividends by written notice to the Beneficiary stating the respective amount of Virtual Dividends the Beneficiary is obliged to pay back to the Partnership. The Acceptance does not have to be received by the Beneficiary. The Beneficiary is, however, to be sent a copy of the Acceptance without undue delay.

9.4

For the purpose of the Bad Leaver Call Option with respect to the Bad Leaver Call Option Capital Participation, the Beneficiary hereby already irrevocably authorizes each of the current partners of the Partnership at that point in time under release from the restrictions of Section 181 German Civil Code (BGB) to submit and accept all further necessary or desirable declarations in connection with the purchase/sale and transfer of the Bad Leaver Call Option Capital Participation (including, if necessary, a resolution regarding the splitting of the Bad Leaver Call Option Capital Participation). The Partnership shall procure that the partners (i) consent to the sale and transfer, and (ii) adopt appropriate resolutions (including, if necessary, a resolution regarding the splitting of the Bad Leaver Call Option Capital Participation).

9.5	The purchase price for the Bad Leaver Call Option Capital Participation corresponds to the Exercise Price (as adjusted pursuant to Section 4.1).

9.6

In case of a Bad Leaver Case the Beneficiary shall not dispose of the Bad Leaver Call Option Capital Participation before the expiry of the Bad Leaver Call Option Period, in particular not sell or pledge the Bad Leaver Call Option Capital Participation. This also applies accordingly to the granting of trusteeships, sub-participations and/or silent participations. In the event of any breach of the obligations under this Section 9.6 the Beneficiary hereby already offers the Partnership the purchase and acquisition of the Call Option Capital Participation in accordance with this Section 9.

9.7	Section 9 does not apply after an IPO.

Section 10

Term, Adjustment

10.1	The Option Program 2016 shall be implemented by the Partnership upon the consent of Holding.

10.2

The Option Program 2016 shall commence on 1 January 2016 (the “Start Date”) and shall remain in effect for an indefinite period of time. The Partnership may terminate the Option Program 2016 at any time for Call Options not yet granted in accordance herewith, with effect for the future.

10.3

Any amendments and additions to this Option Program 2016 require the approval of Holding. Any such approved amendments and additions must be made in writing to be effective. This shall also apply to a waiver of the written form requirement.

10.4

In the event of any distribution, combination or exchange of the Capital Participation, amalgamation, arrangement or consolidation, reorganization of the Partnership, or any other change affecting the Capital Participation, the Partnership shall make such proportionate and equitable adjustments, if any, to reflect such change with respect to (a) the aggregate number and type of the Capital Participation that may be issued under the Option Program 2016 (b) the terms and conditions of any outstanding Call Options (including, without limitation, any applicable performance targets or criteria with respect thereto); and (c) the grant or exercise price per Call Option Capital Participation for any outstanding Call Option under the Option Program 2016. The form and manner of any such adjustments shall be approved by the board of directors of the Partnership.

10.5

At its sole discretion the Partnership may, at any time, substitute the Option Program 2016 with another employee participation program or incentive compensation plan, which may be established by the Partnership, a holding company or an affiliate, providing equivalent benefits to the Beneficiaries as granted under this present Option Program 2016.

Section 11

Miscellaneous Provisions

11.1

The Call Options are granted on a voluntary basis. Even a recurrent grant of Call Options to individual Beneficiaries does not constitute any claim for a future allowance of Call Options (keine betriebliche Übung).

11.2

This Option Program 2016 in connection with the Certificate contains all of the terms and conditions with respect to the grant of a Call Option in the relationship between the Partnership and the Beneficiary and supersedes and replaces in its entirety any and all prior written or oral agreements between them in this regard. No ancillary agreements exist between the Partnership and the Beneficiary with regard to the subject matter of this Option Program 2016.

11.3

Any disposal of the rights granted to the Beneficiary by the Certificate in connection with this Option Program 2016, insofar as these have not expired or lapsed, in particular any transfer, is only valid with the prior written approval of the Partnership. The same applies to economically comparable measures such as the granting of sub-participations or the establishment of trust relationships.

11.4

The Partnership shall be entitled to gather, process and/or use personal data to the extent required to implement the Option Program 2016 and the Beneficiary agrees thereto by signing the Certificate. To the extent legally permissible, the Beneficiary shall be obliged to give additional approvals in relation to data protection in the required form.

11.5

Direct or indirect taxes (including wage tax or VAT) and social insurance contributions, if such arise in connection with an Option Capital Increase or an Option Purchase or a Cash Payment or a Virtual Dividend are to be borne by the Beneficiary in accordance with the applicable statutory provisions. The Beneficiary is aware that he may be obliged to provide the Partnership with a tax and contribution amount which is incurred due to the Option Capital Increase or an Option Purchase and is not covered by his monthly salary at the Relevant Enterprise (“Advance Tax Payment”). The last sentence of Section 6.6 remains unaffected.

11.6

The Beneficiary shall not, during or after his employment, disclose the content of this Option Program 2016 or any details of the Option Program 2016 to any other person or entity, unless the Partnership has expressly authorized him to do so. This includes all information or types of information that relate to the Call Option.

11.7

Should any provisions of the Option Program 2016 be or become completely or partially invalid or unenforceable, this shall not affect the validity and enforceability of the remaining provisions of this Option Program 2016. The same applies in the event of any omissions in this Option Program 2016. In lieu of the invalid or unenforceable provision or to remedy the omission such appropriate and permissible provision should apply which comes as close as possible to the economic intent.

This Option Program 2016 is governed by the laws of Germany with exclusive jurisdiction – to the extent legally permissible – of the courts of Berlin. Place of performance shall be the registered seat of the Partnership.